Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 6, 2015 related to the consolidated financial statements of EGI Insurance Services, Inc. as of and for the eleven-month period ended November 30, 2013, appearing in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-205448) of Conifer Holdings, Inc.

/s/ Deloitte & Touche LLP

Detroit, Michigan

August 13, 2015